EXHIBIT 16


March 18, 1994


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 10549

Dear Sirs:

We have read Item 4 of Form 8-K dated March 18, 1994 of Paramount
Communications Inc. and are in agreement with the statements contained in paragraphs 1, 3, 4, and 5 on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


					Very truly yours,



					Ernst & Young